Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-To-Date June
	2022	2021	Change	2022	2021	Change
Retail Electric Revenues-
Fuel	$1,608	$875	$733	$2,622	$1,712	$910
Non-Fuel	3,181	2,724	457	5,780	5,229	551
Wholesale Electric Revenues	937	546	391	1,601	1,091	510
Other Electric Revenues	192	175	17	370	346	24
Natural Gas Revenues	1,083	677	406	3,140	2,371	769
Other Revenues	205	201	4	341	359	(18)
Total Operating Revenues	7,206	5,198	2,008	13,854	11,108	2,746
Fuel and Purchased Power	2,123	1,065	1,058	3,466	2,120	1,346
Cost of Natural Gas	452	231	221	1,546	814	732
Cost of Other Sales	114	103	11	183	185	(2)
Non-Fuel O&M	1,558	1,438	120	3,075	2,810	265
Depreciation and Amortization	913	891	22	1,805	1,762	43
Taxes Other Than Income Taxes	349	313	36	721	657	64
Estimated Loss on Plant Vogtle Units 3 and 4	52	460	(408)	52	508	(456)
Gain on Dispositions, net	(10)	(11)	1	(33)	(54)	21
Total Operating Expenses	5,551	4,490	1,061	10,815	8,802	2,013
Operating Income	1,655	708	947	3,039	2,306	733
Allowance for Equity Funds Used During Construction	53	45	8	104	90	14
Earnings (Loss) from Equity Method Investments	34	(40)	74	80	5	75
Interest Expense, Net of Amounts Capitalized	488	450	38	950	901	49
Other Income (Expense), net	139	101	38	283	160	123
Income Taxes (Benefit)	304	(12)	316	477	178	299
Net Income	1,089	376	713	2,079	1,482	597
Dividends on Preferred Stock of Subsidiaries	4	4	—	7	7	—
Net Loss Attributable to Noncontrolling Interests	(22)	—	(22)	(67)	(33)	(34)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,107	$372	$735	$2,139	$1,508	$631
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.